Exhibit 99

        SILICONIX REPORTS RESULTS FOR THE YEAR AND FOURTH QUARTER 2004

     SANTA CLARA, Calif., Feb. 8 /PRNewswire-FirstCall/ -- Siliconix incorporated (Nasdaq: SILI), an 80.4% owned subsidiary of Vishay Intertechnology, Inc. (NYSE: VSH), announced that net income for the year ended December 31, 2004 was $54.8 million, or $1.83 per share, an increase of 39% over the $39.5 million, or $1.32 per share, achieved in 2003. Net sales in 2004 were $466.1 million, a 17% increase from net sales of $398.1 million in 2003. Net income in the fourth quarter of 2004 was $10.0 million, or $0.33 per share, a decrease of 36% from the net income of $15.5 million, or $0.52 per share, in the third quarter of 2004 and a decrease of 5% from the $10.5 million net income, or $0.35 per share, in the fourth quarter of 2003. Net sales in the fourth quarter of 2004 were $106.3 million, a 9% decrease from the net sales of $117.2 million in the third quarter of 2004 and a 4% decrease from the net sales of $110.8 million in the fourth quarter of 2003.

     The gross margin for the fourth quarter of 2004 was 25%, compared to 32% for the third quarter of 2004 and 29% for the fourth quarter of 2003. The decrease in gross margin was due to pricing pressures and a product mix of lower-margin products. For the entire year, the gross margin was 30%, compared to 29% in 2003, as a modest decrease in the average selling price was overcome by the Company's cost reduction programs, material savings, and greater factory utilization.

     Research and development expenses for the year 2004 were $1.6 million higher than for 2003. Selling, marketing and administration expenses remained well under control, comprising 12.0% of sales in the fourth quarter of 2004, compared to 11.4% in the fourth quarter of 2003 and 10.7% in the third quarter of 2004. For the entire year, SM&A expenses were 11.3% of sales, compared to 11.7% of sales in 2003.

     Dr. King Owyang, Siliconix President and CEO, said, "Our customers' inventory policies grew increasingly conservative during the last half of 2004. It is apparent to us that in the first half of 2004, our robust booking levels reflected in part a desire by many customers to avoid supply chain disruptions in a longer lead-time environment. Now that lead times are shortening, customers have been adjusting their ordering practices to more of a 'just-in-time' approach. Thus, in the fourth quarter of 2004, order rates from end customers to our distributors were well ahead of our distributors' order rates to us, indicating that distribution order rates are below end consumption rates of our products; and our backlog decreased by 15% from the beginning to the end of the fourth quarter of 2004."

     He continued, "This continues to be a difficult market to forecast. In general, softness in bookings for semiconductor companies has resulted from both inventory corrections throughout the various sales channels and also some moderations in the rate of growth of end demand. We are, however, expecting moderate growth in our two key markets, cellular phones and portable computers, in 2005, and we are continuing our capacity expansion program according to plan so that we may better serve our customers."

     He noted, "Applying our technology and packaging innovations to new product development is a key initiative of our company. We released a total of 31 new products to the market in the fourth quarter of 2004. Our IC line added 10 new parts for power management solutions, including a family of dual low drop out regulators and the addition of small form factor LDOs in an SC-70 package. We complemented our family of drivers for DC-DC conversion circuits and motor control solutions with the addition of 12V and 7V selections of half bridge drivers. Our Power MOSFET product family benefited from product releases utilizing our TrenchFET(R) Gen II and WFET(R) processes. This combination offers efficiency ratings up to 54% better than competing solutions. We broadened our 40V to 60V MOSFET line with a high threshold process to combat the severe design environment of high current-high thermal conditions of automotive applications. Growing our chipscale product portfolio offers low profile, small footprint power management solutions for space-challenged applications such as battery packs, PDAs, MP3 players, and portable communication devices. Additionally, we added to our robust selection of power conversion devices for the fixed telecom arena with the release of a family of 150V to 200V P-channel devices in a variety of packages from SC-70 to PowerPAK(R) 1212 and SO-8."

     He continued, "Design activity and support is key to our customer base. We successfully completed 355 new designs in the fourth quarter of 2004, contributing solutions for plasma displays, automotive applications, consumer electronics, and portable communication and computing devices. We remain committed to a solutions-driven approach jointly defined by our customer base and technical staff."

     He concluded, "Our consistent approach to solution-based investments will continue to enhance our leadership in key markets. At the same time, our cost reduction programs and improving manufacturing efficiencies position us to further penetrate power management applications in the telecommunications, portable computer, consumer, industrial, and automotive markets. We believe that this strategy is behind our success, both in the marketplace and financially. The Company's financial position remains very strong; we are debt-free and continue to finance our growth with internal profits."

     Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company's facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company's products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.

     Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

     These results will be discussed during the Vishay Intertechnology, Inc. conference call scheduled for today, February 8, 2005 at 11:00 AM (EST). The dial-in number for the conference call is 800-553-0329 (612-332-0923 if calling from outside the United States or Canada). The conference operator will require the following information in order to admit you into the call: Company Name:
Vishay Intertechnology, Inc. and Moderators: Vishay Executives. There will be a replay of the conference call from 2:30 PM (EST) on Tuesday, February 8, 2005 through 11:59 PM (EST) on Sunday, February 13, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 751217.

     There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section for Siliconix at http://ir.siliconix.com.

     Statements contained herein that relate to the Company's future performance, including statements with respect to anticipated improvements in the Company's business and business climate, future product innovation, and implementation of cost savings strategies, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, cancellation of orders in our backlog, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     On February 1, 2005, the Board of Directors of Siliconix approved the acquisition by Siliconix of Vishay Semiconductor Itzehoe GmbH ("VSIG") from Vishay. Siliconix renamed the company "Siliconix Itzehoe GmbH". Siliconix Itzehoe GmbH is now a wholly-owned subsidiary of Siliconix. This transaction has been accounted for as a merger of entities under common control and has been recorded in a manner similar to a pooling of interests. Accordingly, the accompanying consolidated financial information include the accounts of Siliconix and VSIG for all periods presented.

Siliconix incorporated
Consolidated Statements of Operations
(Unaudited, In thousands, except for per share information)

                                      Fiscal Quarter Ended           Year Ended
                                    -----------------------   -----------------------
                                      Dec. 31      Dec. 31     Dec. 31,     Dec. 31,
                                       2004         2003         2004         2003
                                    ----------   ----------   ----------   ----------
Net sales                           $  106,282   $  110,830   $  466,131   $  398,092
Cost of products sold                   79,247       79,221      326,155      282,449

Gross profit                            27,035       31,609      139,976      115,643

Operating expenses:

Research and development                 4,514        5,082       21,152       19,501
Selling, marketing, and
 administrative expenses                12,723       12,616       52,509       46,512

Operating income                         9,798       13,911       66,315       49,630

Interest income                          1,254          511        3,214        1,963
Other income (expense) net               1,505         (831)         581         (743)

Income before taxes and minority
 interest                               12,557       13,591       70,110       50,850
Income tax provision                     2,533        2,989       15,090       11,157
Minority interest in income of
 consolidated subsidiary                    60           60          240          240

Net income                          $    9,964   $   10,542   $   54,780   $   39,453

Net income per share (basic and
 diluted)                           $     0.33   $     0.35   $     1.83   $     1.32

Shares used to compute net income
 per share                              29,879       29,879       29,879       29,879

Siliconix incorporated
Consolidated Balance Sheets
(Unaudited, in thousands)
                                                    December 31,
                                             -------------------------
                                                 2004          2003
                                             -----------   -----------
Assets
Current assets:
  Cash and cash equivalents                  $   305,739   $   279,465
  Accounts receivable, net                        36,553        52,364
  Accounts receivable from affiliates             22,189        28,777
  Inventories                                     69,987        65,576
  Other current assets                            30,941        24,938
  Deferred income taxes                            3,416         3,508
    Total current assets                         468,825       454,628

Property and equipment, at cost:
  Land                                             1,715         1,715
  Buildings and improvements                      62,686        58,082
  Machinery and equipment                        480,488       430,403
                                                 544,889       490,200
  Less accumulated depreciation                  361,654       321,946
                                                 183,235       168,254

Goodwill                                           7,445         7,445
Other assets                                      24,197         1,397
    Total assets                             $   683,702   $   631,724

Liabilities and Stockholders' Equity
Current liabilities:

  Accounts payable                           $    31,668   $    41,390
  Accounts payable to affiliates                  30,743        41,400
  Payable to Vishay for VSIG                      10,200        10,200
  Accrued payroll and related compensation        10,938         9,903
  Other accrued liabilities                       42,331        31,966
    Total current liabilities                    125,880       134,859

Accrued pension benefits                           3,129         3,137
Deferred income taxes                             12,860        15,868
Other non-current liabilities                     62,228        52,161
Minority interest                                  3,143         3,143
    Total liabilities                            207,240       209,168

Commitments and contingencies

Stockholders' equity:

  Common stock                                       299           299
  Additional paid-in-capital                      54,684        54,684
  Retained earnings                              422,231       367,451
  Accumulated other comprehensive loss              (752)          122
    Total stockholders' equity                   476,462       422,556
    Total liabilities and stockholders'
     equity                                  $   683,702   $   631,724

 Contact:  Peter G. Henrici, Vice President,
           Investor Relations, Siliconix incorporated
           (NASDAQ NSM: SILI)
           408-567-8400

           Robert A. Freece,
           Executive Vice President
           Vishay Intertechnology, Inc.
           (NYSE: VSH)
           610-251-5252

SOURCE  Siliconix incorporated
    -0-                             02/08/2005
    /CONTACT: Peter G. Henrici, Vice President, Investor Relations, Siliconix incorporated, +1-408-567-8400; or Robert A. Freece, Executive Vice President of Vishay Intertechnology, Inc., +1-610-251-5252/
    /Web site:  http://www.siliconix.com/